                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           MENTOR GRAPHICS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

[logo]

Dear Shareholder:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Mentor Graphics Corporation to be held in Wilsonville, Oregon, on Thursday, May 1, 1997. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

    YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics shares you own, your presence by proxy is important to establish a quorum and your vote is important.

    Thank you for your continued interest in Mentor Graphics Corporation.

                                          Sincerely,
                                          Walden C. Rhines
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          MENTOR GRAPHICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 1997

To the Shareholders of Mentor Graphics Corporation:

    The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Thursday, May 1, 1997 at 5:00 p.m., Pacific Time, at the Company's offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 for the following purposes, as more fully described in the accompanying Proxy Statement:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

    The above items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely,

                                          Dean Freed

                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Wilsonville, Oregon

March 28, 1997

    THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                       MAILED TO SHAREHOLDERS ON
                                                         OR ABOUT MARCH 28, 1997

                          MENTOR GRAPHICS CORPORATION
                            8005 S.W. BOECKMAN ROAD
                         WILSONVILLE, OREGON 97070-7777

                              -------------------

                                PROXY STATEMENT

    Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, May 1, 1997 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Mentor Graphics will bear the cost of this solicitation. The Company has retained Georgeson & Company to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $6,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

    The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is
(503) 685-7000.

    UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT.

PROCEDURAL MATTERS

    Shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting. At the record date, 64,695,122 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders and Management."

    Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Under Oregon law, if a quorum is present at the meeting, the six nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the six nominees named below, who are all currently directors of the Company. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the present Board of Directors to fill the vacancy.

    The nominees for director are listed below together with certain information about each of them.

                                                                                                              SHARES OF COMMON
                                                                                                             STOCK BENEFICIALLY
                                                                                                                OWNED AS OF
                                                                                                             FEBRUARY 28, 1997
                                                                                                           ----------------------
                                                                                               DIRECTOR      NUMBER      PERCENT
NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS                                         AGE         SINCE      OF SHARES   OF TOTAL
-------------------------------------------------------------------------------  -----------  -----------  -----------  ---------
JON A. SHIRLEY.................................................................          58         1989      128,642(1)     *
  Chairman of the Board of Directors of the Company since 1994; private investor; President and Chief Operating Officer of Microsoft Corporation (a
  developer of computer software) from 1983 to 1990; director of Microsoft
  Corporation.
MARSHA B. CONGDON..............................................................          50         1991       61,719(2)     *
  Private investor; Vice President, Policy and Strategy, of US West Inc. (a
  provider of communications services) from 1995-1997; Regional Vice President and Chief Executive Officer-Oregon from 1992-1995; Vice President and Chief
  Executive Officer-Oregon from 1987 to 1992.
JAMES R. FIEBIGER..............................................................          55         1994       13,183(3)     *
  Chairman of the Board and Managing Director of Thunderbird Technologies, Inc.
  (a technology licensing company) since 1993; President and Chief Operating
  Officer of VLSI Technology, Inc. (a manufacturer of semiconductors) from 1988 to 1993; director of Zycad Corporation (producer of FPGA technology and computer aided design systems) and Cooper & Chyan Technology, Inc. (a manufacturer of electronic design automation tools).
DAVID A. HODGES................................................................          59         1995        6,400(4)     *
  Professor of Electrical Engineering and Computer Sciences at the University
  of California at Berkeley (UC Berkeley) where he has been a faculty member since 1970; Dean of College of Engineering at UC Berkeley from 1990-1996.
WALDEN C. RHINES...............................................................          50         1993      424,913(5)     *
  President and Chief Executive Officer of the Company since 1993; Executive
  Vice President, Semiconductor Group, and Vice President of Texas Instruments
  Inc. (a manufacturer of electronics products) from 1987 to 1993; director of
  Triquint Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors)
FONTAINE K. RICHARDSON.........................................................          55         1983      113,600(6)     *
  General Partner of Eastech Management Company (a private venture capital firm) since 1983; director of Banyan Systems Incorporated (a manufacturer of computer network software products).

------------------------

*   Less than 1%

(1) Includes 123,642 shares subject to options exercisable within 60 days of February 28, 1997.

(2) Includes 60,466 shares subject to options exercisable within 60 days of February 28, 1997.

(3) Includes 13,183 shares subject to options exercisable within 60 days of February 28, 1997.

(4) Includes 6,000 shares subject to options exercisable within 60 days of February 28, 1997.

(5) Includes 370,000 shares subject to options exercisable within 60 days of February 28, 1997.

(6) Includes 113,600 shares subject to options exercisable within 60 days of February 28, 1997.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of Mentor Graphics met eight times during 1996. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and Hodges, met four times during 1996. This committee meets from time to time with management and the Company's independent auditors to consider financial and accounting matters. The Compensation Committee of the Board of Directors, which consists of Directors Congdon, Richardson and Shirley, met five times during the year. This committee recommends compensation and fringe benefits for existing and future employees and administers the Company's stock option and purchase plans. The Nominating Committee, which consists of Directors Congdon, Fiebiger, Hodges, Richardson and Shirley, did not meet in 1996. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers shareholder nominations made in writing to the Corporate Secretary.

    No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1996.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual fee of $20,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings. Any Non-Employee Director who also serves as Chairman of the Board is paid an additional annual fee of $10,000.

    1987 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted in 1987 and amended in 1994 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock have been reserved for issuance under the 1987 Plan. On the date of each Annual Meeting of shareholders, each Non-Employee Director elected is automatically granted an option to purchase 10,000 shares of Common Stock and any Non-Employee Director elected Chairman of the Board is automatically granted an additional option to purchase 2,500 shares. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 1996 Annual Meeting Directors Congdon, Fiebiger and Richardson were automatically granted an option for 10,000 shares each at an exercise price of $15.875. Director Hodges was granted an option for 3,836 shares at an exercise price of $15.875 reflecting the fact that he had served as a director for only part of the year. Director Shirley, who served as Chairman since the 1994 Annual Meeting, was automatically granted an option exercisable for 12,500 shares at an exercise price of $15.875. If re-elected, Directors Congdon, Fiebiger, Richardson and Hodges will each be automatically granted an option for 10,000 shares; Mr. Shirley, who served as Chairman since the 1995 Annual Meeting, will automatically be granted an option for 12,500 shares on the date of the Annual Meeting. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The 1987 Plan is administered by the Compensation Committee. No directors exercised options in 1996.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table shows beneficial ownership of the Company's Common Stock as of February 28, 1997 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of February 28, 1997 as a group:

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP (1)         PERCENT
----------------------------------------------------------  -------------------------  ---------
J.&W. Seligman & Co. Incorporated.........................           6,439,483(2)          9.98%
 100 Park Avenue
 New York, NY 10017

State of Wisconsin Investment Board.......................           6,360,200(3)          9.86%
 P.O. Box 7842
 Madison, WI 53707

Travelers Group Inc.......................................           3,756,695(4)           5.8%
 and certain subsidiaries
 388 Greenwich Street
 New York, NY 10013

                                                                AMOUNT AND NATURE
NAME OF EXECUTIVE OFFICER                                    OF BENEFICIAL OWNERSHIP    PERCENT
----------------------------------------------------------  -------------------------  ----------
Walden C. Rhines..........................................             424,913(5)          *
James W. Martin...........................................              36,044(6)          *
Glenn D. House Sr.........................................              14,822(7)          *
G.M."Ken" Bado............................................              26,874(8)          *
Dean Freed................................................              20,359(9)          *
R. Douglas Norby..........................................              20,000             *
All directors and executive officers as a group
 (13 persons).............................................             548,234(10)         *

------------------------

*   Less than 1%

(1) Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

(2) Information provided as of February 13, 1997 in a Schedule 13G filed by the shareholder.

(3) Information provided as of February 13, 1997 in a Schedule 13G filed by the shareholder.

(4) Information provided as of February 11, 1997 in a Schedule 13G filed by the shareholder; reported as shared voting and dispositive power.

(5) Includes 370,000 shares subject to options exercisable within 60 days of February 28, 1997.

(6) Includes 20,832 shares subject to options exercisable within 60 days of February 28, 1997.

(7) Includes 11,908 shares subject to options exercisable within 60 days of February 28, 1997.

(8) Includes 21,766 shares subject to options exercisable within 60 days of February 28, 1997.

(9) Includes 12,603 shares subject to options exercisable within 60 days of February 28, 1997 and 550 shares held by spouse.

(10) Includes 441,215 shares subject to options exercisable within 60 days of February 28, 1997.

              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at December 31, 1996, and one other highly compensated executive officer who ceased employment prior to December 31, 1996 (Named Executive Officers).

                                                                                 LONG TERM
                                                                            COMPENSATION AWARDS
                                                                            --------------------
                                                    ANNUAL COMPENSATION          SECURITIES
                                                 -------------------------       UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)   BONUS ($) (1)   OPTIONS/SARS(#)     COMPENSATION ($) (2)
------------------------------------  ---------  -----------  ------------  --------------------  ---------------------
Walden C. Rhines ...................       1996     417,708             0           700,000(3)              4,500
 President and Chief                       1995     400,000       583,050           100,000                 4,500
 Executive Officer                         1994     400,000       276,000                 0                     0
James W. Martin ....................       1996     320,720             0           150,000(3)              4,500
 Executive Vice President (4)              1995          --            --                --                    --
                                           1994          --            --                --                    --
G.M. "Ken" Bado ....................       1996     157,708        95,376           215,000(3)              4,500
 Senior Vice President,                    1995          --            --                --                    --
 World Trade (5)                           1994          --            --                --                    --
Glenn D. House Sr. .................       1996     157,608        31,054           197,000(3)              4,500
 Senior Vice President,                    1995          --            --                --                    --
 Strategy and Product                      1994          --            --                --                    --
 Operations (6)
Dean Freed .........................       1996     117,083             0            61,600(3)              4,500
 Vice President, General                   1995     105,586        54,826             6,600                 3,505
 Counsel and Secretary (7)                 1994          --            --                --                    --
R. Douglas Norby ...................       1996     229,186             0            40,000                 4,500
 Former Senior Vice                        1995     235,000       288,015            23,000                 4,500
 President and Chief                       1994     235,000       160,000                 0                 4,620
 Financial Officer

------------------------
(1) The 1995 bonus includes $52,650 and $17,550, paid to Dr. Rhines and Mr. Freed, respectively, under the Special Incentive Bonus Plan for the Company's 1995 performance. The total bonus, both vested and unvested, under the Special Incentive Bonus Plan for 1995 for each of these individuals was $210,600 and $70,200, respectively. Of this total, 25% vested and has been paid. The balance is payable without interest during the first quarter of 1998, but only if the recipient is employed by the Company on December 31, 1997.

(2) Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(3) On November 7, 1996, the Compensation Committee approved a repricing of outstanding options under the Company's employee stock option plans. See "Report of the Compensation Committee." For purposes of the table above, repriced options are considered to be option grants and, therefore, are included in the number of options granted in 1996. If repriced options are not counted, option grants in 1996 were made to Dr. Rhines and Messrs. Martin, Bado, House, and Freed for 300,000, 25,000, 165,000, 160,000 and
    20,000 shares, respectively.

(4) Mr. Martin became an executive officer of the Company in January 1996.

(5) Mr. Bado became an executive officer of the Company in December 1996.

(6) Mr. House became an executive officer of the Company in December 1996.

(7) Mr. Freed became an executive officer of the Company in July 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

                                                         INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                               ----------------------------------------------------------------------     VALUE AT ASSUMED
                                   # OF                                                                ANNUAL RATES OF STOCK
                                SECURITIES                    % OF TOTAL                               PRICE APPRECIATION FOR
                                UNDERLYING      VESTING     OPTIONS GRANTED  EXERCISE OR                  OPTION TERM (1)
                                 OPTIONS       REFERENCE    TO EMPLOYEES IN  BASE PRICE   EXPIRATION   ----------------------
NAME                           GRANTED (2)       DATE         FISCAL YEAR     ($/SHARE)      DATE        5% ($)     10% ($)
-----------------------------  ------------  -------------  ---------------  -----------  -----------  ----------  ----------
Walden C. Rhines.............    100,000(3)    03/27/96(5)          1.96           7.75     10/31/06      486,213   1,231,479
                                 200,000(3)    04/11/96(6)          3.95           7.75     10/31/06      972,425   2,462,959
                                 100,000(3)    04/11/96(6)          1.96           7.75     10/31/06      486,213   1,231,479
                                 300,000(4)          --             5.92          13.88     03/31/06    2,607,812   6,602,986

James W. Martin..............    100,000(3)    12/14/95(6)          1.96           7.75     10/31/06      486,213   1,231,479
                                  25,000(3)    04/11/96(6)           .49           7.75     10/31/06      121,553     307,870
                                  25,000(4)          --              .49          13.88     03/31/06      217,318     550,249

G.M. "Ken" Bado..............    140,000       11/07/96(7)          2.74           7.75     10/31/06      680,698   1,724,071
                                  15,000(3)    04/26/96(5)           .30           7.75     10/31/06       72,932     184,722
                                  10,000(3)    03/27/96(5)           .20           7.75     10/31/06       48,621     123,148
                                  25,000(3)    04/11/96(6)           .49           7.75     10/31/06      121,553     307,870
                                  25,000(4)          --              .49          13.88     03/31/06      217,317     550,249

Glenn D. House Sr............    140,000       11/07/96(7)          2.74           7.75     10/31/06      680,698   1,724,071
                                   7,000(3)    03/27/96(5)           .14           7.75     10/31/06       34,035      86,204
                                  10,000(3)    08/03/96(5)           .20           7.75     10/31/06       48,621     123,148
                                  20,000(3)    04/11/96(6)           .40           7.75     10/31/06       97,243     246,296
                                  20,000(4)          --              .40          13.88     03/31/06      173,854     440,199

Dean Freed...................     15,000       11/07/96(7)           .30           7.75     10/31/06       72,932     184,722
                                   1,600(3)    03/27/95(5)           .03           7.75     10/31/06        7,779      19,704
                                   5,000(3)    08/03/95(5)           .10           7.75     10/31/06       24,311      61,574
                                  20,000(3)    04/11/96(6)           .40           7.75     10/31/06       97,243     246,296
                                  20,000(4)          --              .40          13.88     03/31/06      173,854     440,199

R. Douglas Norby.............     40,000       04/11/96              .79          13.88     03/31/06      347,708     880,398

------------------------

(1) The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or more of the Company's Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation.

(3) These options were previously issued and regranted in 1996 under the Company's repricing program which allowed employees to trade underwater options for options with an exercise price at the current market price as of November 7, 1996. These new options will become fully exerciseable 2 years following the date the original options would have otherwise been fully vested.

(4) These options were cancelled as a result of the option repricing approved on November 7, 1996.

(5) Options are fully exerciseable five years after the Vesting Reference Date with 20% becoming exerciseable on each of the first five anniversaries of the Vesting Reference.

(6) Options are fully exerciseable six years after the Vesting Reference Date with 16.67% becoming exerciseable on each of the first six anniversaries of the Vesting Reference.

(7) Options are fully exerciseable four years after November 7, 1996, with 25% becoming exerciseable on each of the first four anniversaries of that date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1996.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                   SHARES                     OPTIONS AT FY-END(#)            AT FY-END($)
                                 ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                             EXERCISE (#) REALIZED ($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Walden C. Rhines...............           0            0      300,000        600,000            0        725,000
James W. Martin................           0            0       16,666        108,334       30,207        196,355
G.M. "Ken" Bado................           0            0       12,600        192,000       44,888        351,500
Glenn D. House Sr..............           0            0        7,175        180,600       15,811        325,638
Dean Freed.....................           0            0        8,950         43,150       27,431         76,469
R. Douglas Norby...............      40,000       65,000            0              0            0              0

TEN-YEAR OPTION/SAR REPRICINGS

    The following tables provide information on repricings of options held by any executive officer during the last ten years. Over the last ten years, the Compensation Committee of the Board of Directors has approved two repricing programs, one in 1992 and another in 1996.

1992 REPRICING

                                            SECURITIES    MARKET
                                            UNDERLYING   PRICE OF    EXERCISE                LENGTH OF ORIGINAL
                                            NUMBER OF    STOCK AT    PRICE AT       NEW         OPTION TERM
                                           OPTIONS/SARS   TIME OF     TIME OF    EXERCISE   REMAINING AT DATE OF
NAME                              DATE       REPRICED    REPRICING   REPRICING     PRICE         REPRICING
------------------------------  ---------  ------------  ---------  -----------  ---------  --------------------
G.M. "Ken" Bado...............  10/07/92         2,600   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
G.M. "Ken" Bado...............  10/07/92         2,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
G.M. "Ken" Bado...............  10/07/92        10,000   $  6.0000   $ 13.0000   $  6.0000     8 Years 358 Days
David L. Brinker..............  10/07/92        24,000   $  6.0000   $ 10.3600   $  6.0000     4 Years 116 Days
David L. Brinker..............  10/07/92        20,000   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days
David L. Brinker..............  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
David L. Brinker..............  10/07/92        10,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
David L. Brinker..............  10/07/92        12,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
David L. Brinker..............  10/07/92        20,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Thomas H. Bruggere............  10/07/92        60,000   $  6.0000   $ 10.3600   $  6.0000     4 Years 116 Days
Thomas H. Bruggere............  10/07/92        60,000   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days
Thomas H. Bruggere............  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
Thomas H. Bruggere............  10/07/92        30,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Thomas H. Bruggere............  10/07/92        50,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Thomas H. Bruggere............  10/07/92        50,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Frank S. Delia................  10/07/92        10,000   $  6.0000   $ 10.3600   $  6.0000     4 Years 116 Days
Frank S. Delia................  10/07/92        12,000   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days

                                            SECURITIES    MARKET
                                            UNDERLYING   PRICE OF    EXERCISE                LENGTH OF ORIGINAL
                                            NUMBER OF    STOCK AT    PRICE AT       NEW         OPTION TERM
                                           OPTIONS/SARS   TIME OF     TIME OF    EXERCISE   REMAINING AT DATE OF
NAME                              DATE       REPRICED    REPRICING   REPRICING     PRICE         REPRICING
------------------------------  ---------  ------------  ---------  -----------  ---------  --------------------
Frank S. Delia................  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
Frank S. Delia................  10/07/92        10,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Frank S. Delia................  10/07/92        12,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Frank S. Delia................  10/07/92        10,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Dean Freed....................  10/07/92         2,000   $  6.0000   $ 15.1250   $  6.0000      6 Years 85 Days
Dean Freed....................  10/07/92         2,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Dean Freed....................  10/07/92         2,500   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Dean Freed....................  10/07/92         1,500   $  6.0000   $ 13.0000   $  6.0000     8 Years 358 Days
Brian C. Henry................  10/07/92        20,000   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days
Brian C. Henry................  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
Brian C. Henry................  10/07/92        15,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Brian C. Henry................  10/07/92        24,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Brian C. Henry................  10/07/92        10,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Glenn D. House Sr.............  10/07/92           500   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Glenn D. House Sr.............  10/07/92         3,000   $  6.0000   $ 13.0000   $  6.0000     8 Years 358 Days
Jackie H. Kraybill............  10/07/92           800   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days
Jackie H. Kraybill............  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
Jackie H. Kraybill............  10/07/92         1,500   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Jackie H. Kraybill............  10/07/92         1,500   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Jackie H. Kraybill............  10/07/92        10,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
David C. Moffenbeier..........  10/07/92        60,000   $  6.0000   $ 10.3600   $  6.0000     4 Years 116 Days
David C. Moffenbeier..........  10/07/92        60,000   $  6.0000   $ 11.6875   $  6.0000      6 Years 24 Days
David C. Moffenbeier..........  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
David C. Moffenbeier..........  10/07/92        30,000   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
David C. Moffenbeier..........  10/07/92        24,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
David C. Moffenbeier..........  10/07/92        20,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Patricia O'Connor.............  10/07/92         5,000   $  6.0000   $ 15.5000   $  6.0000     6 Years 328 Days
Patricia O'Connor.............  10/07/92        12,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Patricia O'Connor.............  10/07/92        10,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
John G. Rebello...............  10/07/92         5,000   $  6.0000   $ 15.1250   $  6.0000      6 Years 54 Days
John G. Rebello...............  10/07/92         2,750   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
John G. Rebello...............  10/07/92           800   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Philip J. Robinson............  10/07/92       100,000   $  6.0000   $ 13.3750   $  6.0000      8 Years 24 Days
Philip J. Robinson............  10/07/92        20,000   $  6.0000   $ 14.5000   $  6.0000      9 Years 85 Days
Richard P. Trebing............  10/07/92           300   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Richard P. Trebing............  10/07/92           300   $  6.0000   $ 13.0000   $  6.0000     8 Years 358 Days
Dennis M. Weldon..............  10/07/92           200   $  6.0000   $ 11.6875   $  6.0000      6 Years 41 Days
Dennis M. Weldon..............  10/07/92         4,000   $  6.0000   $ 13.8750   $  6.0000     5 Years 266 Days
Dennis M. Weldon..............  10/07/92         2,500   $  6.0000   $ 14.1250   $  6.0000      7 Years 54 Days
Dennis M. Weldon..............  10/07/92         2,000   $  6.0000   $ 12.5000   $  6.0000      8 Years 85 Days
Dennis M. Weldon..............  10/07/92         2,000   $  6.0000   $ 13.0000   $  6.0000     8 Years 358 Days

1996 REPRICING

                                            SECURITIES    MARKET
                                            UNDERLYING   PRICE OF    EXERCISE                LENGTH OF ORIGINAL
                                            NUMBER OF    STOCK AT    PRICE AT       NEW         OPTION TERM
                                           OPTIONS/SARS   TIME OF     TIME OF    EXERCISE   REMAINING AT DATE OF
NAME                              DATE       REPRICED    REPRICING   REPRICING     PRICE         REPRICING
------------------------------  ---------  ------------  ---------  -----------  ---------  --------------------
G.M. "Ken" Bado...............  11/07/96        15,000   $  7.7500   $ 14.3125   $  7.7500     7 Years 145 Days
G.M. "Ken" Bado...............  11/07/96        10,000   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
G.M. "Ken" Bado...............  11/07/96        25,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
Dean Freed....................  11/07/96         1,600   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
Dean Freed....................  11/07/96         5,000   $  7.7500   $ 17.8750   $  7.7500     8 Years 266 Days
Dean Freed....................  11/07/96        20,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 114 Days
Glenn D. House Sr.............  11/07/96         7,000   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
Glenn D. House Sr.............  11/07/96        10,000   $  7.7500   $ 17.8750   $  7.7500     8 Years 266 Days
Glenn D. House Sr.............  11/07/96        20,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
James W. Martin...............  11/07/96       100,000   $  7.7500   $ 17.3750   $  7.7500      9 Years 23 Days
James W. Martin...............  11/07/96        25,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
John G. Rebello...............  11/07/96         1,600   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
John G. Rebello...............  11/07/96         1,600   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
John G. Rebello...............  11/07/96           150   $  7.7500   $ 15.8750   $  7.7500     9 Years 176 Days
John G. Rebello...............  11/07/96        15,000   $  7.7500   $ 12.3750   $  7.7500     9 Years 266 Days
Walden C. Rhines..............  11/07/96       100,000   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
Walden C. Rhines..............  11/07/96       200,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
Walden C. Rhines..............  11/07/96       100,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
Philip J. Robinson............  11/07/96        12,000   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
Philip J. Robinson............  11/07/96        20,000   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days
Dennis M. Weldon..............  11/07/96         4,000   $  7.7500   $ 14.2500   $  7.7500     8 Years 113 Days
Dennis M. Weldon..............  11/07/96         4,200   $  7.7500   $ 13.8750   $  7.7500     9 Years 144 Days

            REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

    The philosophy of the Company's executive compensation plan is to:

        (a) attract highly talented executives;

        (b) motivate executives to high levels of performance;

        (c) retain needed executive resources; and

        (d) recognize the differing impact that various executives have on the achievement of corporate goals.

    To achieve these objectives, the Company pays executives on a total compensation approach that includes base salary, annual bonuses dependent on corporate performance and stock options. The Compensation Committee of the Board of Directors, which is comprised of non-employee directors, reviews and approves the compensation to be paid to executive officers.

    Compensation of executive officers consists of the following components:

    BASE SALARY: Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from a third party survey is considered. In using the third party survey, the Company compares itself to other high-technology companies with annual revenues of $200 million to $500 million, and generally establishes salaries in the third quartile (50th to 75th percentile) for the group. This group of comparable companies differs from the companies in the Media General index used for the performance graph that follows this report, which consists of companies in the software and data processing businesses without regard to annual revenue. The salary survey group may include those companies in the Media General index with annual revenues of $200 million to $500 million, while it does not include companies in the Media General index with revenues outside of the $200 million to $500 million range. Nonetheless, the Company believes that the salary survey group is an appropriate peer group for compensation purposes.

    BONUS: The Compensation Committee annually establishes a Variable Pay Plan to provide for the payment of cash bonuses to executive officers and other employees based on corporate performance. In addition, in 1995 the Compensation Committee established a Special Incentive Bonus Plan to provide additional incentive compensation to a group of approximately 20 top executives. Under the Variable Pay Plan, each year the Compensation Committee approves a target bonus amount for each executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (Annual Plan). For this purpose, the Company's reported operating income may be adjusted by the Compensation Committee in its discretion to exclude unusual items such as acquisition-related expenses, one-time charges and reversals. The potential bonus increases or decreases based on the achievement of higher or lower operating income. The potential bonus for officers other than the Chief Executive Officer is then subject to further adjustment based on satisfaction of divisional goals established by the Chief Executive Officer, and each officer's bonus is subject to adjustment up or down based on individual performance. For 1996, target bonuses for executive officers ranged from 30 percent to 70 percent of base salary, with 100 percent of the target payable upon attainment of the target operating income from the Annual Plan and no target bonus payable unless 76% of the target operating income from the Annual Plan was achieved. In 1996 the Company achieved less than 76% of the target operating income and no bonuses were paid out under the Variable Incentive Bonus Plan.

    Under the Special Incentive Bonus Plan, bonuses become payable to the extent the Company's revenues and net income for the year exceed the revenue and net income levels in the Annual Plan, provided that no bonuses based on revenues are payable unless the Annual Plan's target net income level is achieved. The bonuses equal a percentage of Base Pay (defined as the midpoint of each individual's salary range) equal to the sum of (a) one-half percent of Base Pay for every 1% by which actual revenue exceeds the target revenue from the Annual Plan plus (b) 1% of Base Pay for every 1% by which actual net income exceeds the target net income from the Annual Plan. The Special Incentive Bonus Plan provides that 50% of the 1996 bonuses would have been payable currently and that the balance would have been deferred and paid without interest during the first quarter of 1998 if the officer is employed by the Company on December 31, 1997. No bonuses were paid out or deferred under this plan for 1996 as the Company did not achieve the target net income level under the Annual Plan.

    In addition, certain executives with sales responsibility receive variable pay based on the sales performance of their divisions.

    STOCK OPTIONS: The Company believes that stock options granted to key employees, including executive officers, provide such persons with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees' and shareholders' interests. Stock options are typically granted at the time of hire to key new employees, at the time of promotion to certain employees and annually to a broad group of existing key employees including executive officers. All executive officers received stock option grants as part of the 1996 annual option grant program for key employees. Annual option programs typically involve a total pool of between 600,000 and 800,000 shares. Individual award levels are determined primarily by a matrix which allocates the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data is considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

    OPTION REPRICING: On November 7, 1996, the Compensation Committee approved a plan to allow employees holding outstanding stock options to elect to replace them with options having an exercise price of $7.75 per share, which represented the current fair market value of the Common Stock on November 7, 1996. The plan provided that the new options would have vesting terms which would effectively extend the unvested portion of the existing term by an additional two years. The plan was implemented to realign the value of the previously granted options, upon exercisability, with the market value at the time of repricing. The expectation is that the opportunity to earn compensation based on appreciation of the Company's stock from the repriced level will motivate employees to achieve superior results over the long term, encourage key employees to remain with the Company and compensate employees for work and economic sacrifices made.

    DEDUCTIBILITY OF COMPENSATION: Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. However, because compensation under the Special Incentive Bonus Plan could cause an officer's compensation to exceed $1,000,000, the Plan provides for the deferred payment of bonuses if current payment would cause any compensation to be nondeductible under Section 162(m). Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1,000,000. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER: Dr. Rhines' base salary, which had remained unchanged since his joining the Company in October 1993, was increased from $400,000 to $425,000 in April 1996. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines did not receive a payout for 1996 under either the Variable Pay Plan or the Special Incentive Plan. He was granted an option to purchase 300,000 shares of Company stock in April 1996, which was in the middle range of CEO option grants for comparable companies. In addition, under the Company's option repricing plan, explained above, in December 1996 Dr. Rhines received option grants for 300,000 shares replacing the grant for 300,000 shares received earlier in the year and for 100,000 shares replacing the option granted in 1995 for 100,000 shares.

                                          COMPENSATION COMMITTEE

                                          Jon A. Shirley

                                          Fontaine K. Richardson

                                          Marsha B. Congdon

                               PERFORMANCE GRAPH

    Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG MENTOR GRAPHICS CORPORATION, S&P 500 INDEX
           AND MEDIA GENERAL SOFTWARE, DATA PROCESSING GROUP INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 MENTOR GRAPHICS CORP         MEDIA GENERAL INDEX       S&P 500 INDEX
12/31/1991                        $100.00                     $100.00           $100.00
12/31/1992                         $56.37                     $109.26           $107.64
12/31/1993                         $97.31                     $116.66           $118.50
12/31/1994                        $107.92                     $142.75           $120.06
12/31/1995                        $129.15                     $212.37           $165.18
12/31/1996                         $69.00                     $263.96           $203.11

                     ASSUMES $100 INVESTED ON DEC. 31, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1996

MEASUREMENT PERIOD                                                              S&P 500   MEDIA GENERAL
(FISCAL YEAR COVERED)                                        MENTOR GRAPHICS     INDEX        INDEX
-----------------------------------------------------------  ----------------  ---------  --------------
Measurement Point:
12/31/91...................................................     $   100.00     $  100.00    $   100.00
Fiscal Year Ending:
12/31/92...................................................     $    56.37     $  107.64    $   109.26
12/31/93...................................................     $    97.31     $  118.50    $   116.66
12/31/94...................................................     $   107.92     $  120.06    $   142.75
12/31/95...................................................     $   129.15     $  165.18    $   212.37
12/31/96...................................................     $    69.00     $  203.11    $   263.96

                               ASSUMES $100 INVESTED ON DECEMBER 31, 1991
                                      ASSUMES DIVIDENDS REINVESTED
                                    FISCAL YEARS ENDING DECEMBER 31

------------------------

(1) This is an industry group index published by Media General Financial
    Services.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick as the Company's independent auditors for 1997. KPMG Peat Marwick has examined the financial statements of the Company and its subsidiaries each year since the inception of the Company in 1981. Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 1996, except that Initial Statements of Beneficial Ownership on Form 3 were filed late for officers Bado and House due to a delay in announcing a reorganization of the Company's senior management.

                            DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be considered for inclusion in proxy material for the Company's Annual Meeting to be held in 1998 must be received at the principal executive offices of the Company not later than November 28, 1997.

                                          By Order of the Board of Directors

                                          Dean Freed

                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

March 28, 1997

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                          MENTOR  GRAPHICS CORPORATION

                           ANNUAL MEETING, MAY 1, 1997

                      PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned's behalf all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of Mentor Graphics Corporation on May 1, 1997 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1. Election of directors:  ___ FOR all nominees     ___ WITHHOLD AUTHORITY
                               (except as marked        to vote for all nominees
                               to the contrary below)   listed below

(Note: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

MARSHA B. CONGDON, JAMES R. FIEBIGER, DAVID A. HODGES, WALDEN C. RHINES, FONTAINE K. RICHARDSON AND JON A. SHIRLEY

A majority of the proxies or substitutes present at the meeting may exercise all the powers granted by the proxy.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU WILL DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 1, 1997.


Date: _____________, 1997               Shares:


                                        __________________________________
                                        __________________________________
                                        __________________________________
                                            Signature or signatures


Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.